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                                                              Exhibit 99.3

Media Contact:                                  Investor Contact:
Greg Berardi                                    Daniel W. Rumsey, General
                                                Counsel and Interim CFO
415-239-7826                                    408-866-3666
greg@bluemarlinpartners.com                     dan.rumsey@p-com.com

                    P-Com ANNOUNCES THE CONVERSION OF ITS 7%
              CONVERTIBLE SUBORDINATED Notes INTO PREFERRED STOCK
     Transaction Results In The Elimination Of $21 Million In Principal And
                          Accrued Interest Obligations
________________________________________________________________________
CAMPBELL, CA (Aug. 5, 2003) - P-Com, Inc. (OTCBB:PCOM), a worldwide provider of wireless telecom products and services, today announced a restructuring of its 7% Convertible Subordinated Notes due 2007, resulting in the conversion of the Notes into preferred stock.

As a result of the restructuring, principal and accrued interest of $21,138,000 has converted into 1,000,000 shares of Series B Convertible Preferred Stock with a stated value of $21.138 per share. Each share of Series B converts into common at $.20 per share. The holders of the Series B have agreed to convert into common stock upon receipt of shareholder approval increasing the number of authorized shares of common stock to allow for conversion, and upon completion of a qualified equity financing.

"This is a very positive step forward for P-Com that will allow us to significantly reduce our debt, including interest expense," said P-Com Chairman George Roberts. "This results in a significant improvement to our balance sheet and is an important step in the completion of our previously announced restructuring plan."

About P-Com, Inc.
-----------------
P-Com, Inc. develops, manufactures, and markets point-to-point, spread spectrum and point-to-multipoint, wireless access systems to the worldwide telecommunications market. P-Com broadband wireless access systems are designed to satisfy the high-speed, integrated network requirements of Internet access associated with Business to Business and E-Commerce business processes. Cellular and personal communications service (PCS) providers utilize P-Com point-to-point systems to provide backhaul between base stations and mobile switching centers. Government, utility, and business entities use P-Com systems in public and private network applications. For more information visit www.p-com.com or call 408-866-3660.

Safe Harbor Statement
---------------------
Statements in this release that are forward-looking involve known and unknown risks and uncertainties, which may cause P-Com's actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include, but are not limited to, the need to raise equity or debt financing; P-Com's ability to negotiate repayment terms with its trade and other creditors, as well as settle outstanding litigation; a severe worldwide slowdown in the telecommunications equipment and services sector; short term working capital constraints; fluctuations in customer demand and commitments; introduction of new products; commercial

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acceptance and viability of new products; cancellations of orders without penalties; pricing and competition; reliance upon subcontractors; the ability of P-Com's customers to finance their purchases of P-Com's products and/or services; the timing of new technology and product introductions; and the risk of early obsolescence. Further, P-Com operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond P-Com's control, such as announcements by competitors and service providers. Reference is made to the discussion of risk factors detailed in P-Com's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q.

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